                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ____________________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 4)*

                          ANALYSTS INTERNATIONAL CORP
          ___________________________________________________________
                               (Name of Issuer)

                                 COMMON STOCK
          ___________________________________________________________
                        (Title of Class of Securities)

                                   032681108

                                 (CUSIP Number)

                               December 31, 2006
          ___________________________________________________________
            (Date of Event Which Requires Filing of this Statement)

                                       .
Check  the  appropriate  box to  designate  the Rule  pursuant  to  which  this
Schedule is filed:

                              [X] Rule 13d - 1(b)
                              [ ] Rule 13d - 1(c)
                              [ ] Rule 13d - 1(d)

*     The  remainder  of this cover  page  shall be filled out for a  reporting person's  initial  filing on this form with  respect  to the  subject  class of securities,  and for any  subsequent  amendment  containing  information  which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                        (Continued on following page(s)

-------------------                              ----------------
CUSIP No 032681108              13G               Page 6 of 10
                                                      Pages
-------------------                              ----------------

-----------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        Bank of America Corporation
        56-0906609

-----------------------------------------------------------------
-----------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
-----------------------------------------------------------------
-----------------------------------------------------------------
   3    SEC USE ONLY

-----------------------------------------------------------------
-----------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                        Delaware
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                  5   SOLE VOTING POWER
   NUMBER OF
     SHARES       6
  BENEFICIALLY
 OWNED BY EACH
   REPORTING      7
  PERSON WITH
                  8
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       1,898,750
                      SHARED VOTING POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                      SOLE DISPOSITIVE POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                      SHARED DISPOSITIVE POWER         2,597,000
-----------------------------------------------------------------
-----------------------------------------------------------------
    9      AGGREGATE   AMOUNT   BENEFICIALLY   OWNED   BY   EACH
           REPORTING PERSON
                                                       2,597,000
-----------------------------------------------------------------
-----------------------------------------------------------------
    10     CHECK IF THE  AGGREGATE  AMOUNT  IN ROW (9)  EXCLUDES
           CERTAIN SHARES*

                                                            [  ]
-----------------------------------------------------------------
-----------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                          10.36%
-----------------------------------------------------------------
-----------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                                              HC
-----------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        NB Holdings Corporation
        56-1857749

-----------------------------------------------------------------
-----------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
-----------------------------------------------------------------
-----------------------------------------------------------------
   3    SEC USE ONLY

-----------------------------------------------------------------
-----------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                        Delaware
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                  5   SOLE VOTING POWER
   NUMBER OF
     SHARES       6
  BENEFICIALLY
 OWNED BY EACH
   REPORTING      7
  PERSON WITH
                  8
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       1,898,750
                      SHARED VOTING POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                      SOLE DISPOSITIVE POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                      SHARED DISPOSITIVE POWER         2,597,000
-----------------------------------------------------------------
-----------------------------------------------------------------
   9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING
        PERSON
                                                       2,597,000
-----------------------------------------------------------------
-----------------------------------------------------------------
  10    CHECK  IF  THE  AGGREGATE  AMOUNT  IN ROW  (9)  EXCLUDES
        CERTAIN SHARES*

                                                            [  ]
-----------------------------------------------------------------
-----------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                          10.36%
-----------------------------------------------------------------
-----------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
                                                              HC
-----------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------------
        NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        Bank of America, NA
        94-1687665

-----------------------------------------------------------------
-----------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
-----------------------------------------------------------------
-----------------------------------------------------------------
   3    SEC USE ONLY

-----------------------------------------------------------------
-----------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                   United States
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                         399,400
                  5   SOLE VOTING POWER
   NUMBER OF
     SHARES       6
  BENEFICIALLY
 OWNED BY EACH
   REPORTING      7
  PERSON WITH
                  8
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       1,499,350
                      SHARED VOTING POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                         441,950
                      SOLE DISPOSITIVE POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                      SHARED DISPOSITIVE POWER         2,155,050
-----------------------------------------------------------------
-----------------------------------------------------------------
   9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING
        PERSON
                                                       2,597,000
-----------------------------------------------------------------
-----------------------------------------------------------------
  10    CHECK  IF  THE  AGGREGATE  AMOUNT  IN ROW  (9)  EXCLUDES
        CERTAIN SHARES*

                                                            [  ]
-----------------------------------------------------------------
-----------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                          10.36%
-----------------------------------------------------------------
-----------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
                                                              BK
-----------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        Columbia Management Group, LLC
        94-1687665

-----------------------------------------------------------------
-----------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
-----------------------------------------------------------------
-----------------------------------------------------------------
   3    SEC USE ONLY

-----------------------------------------------------------------
-----------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                        Delaware
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                  5   SOLE VOTING POWER
   NUMBER OF
     SHARES       6
  BENEFICIALLY
 OWNED BY EACH
   REPORTING      7
  PERSON WITH
                  8
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       1,499,350
                      SHARED VOTING POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                      SOLE DISPOSITIVE POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                      SHARED DISPOSITIVE POWER         2,155,050
-----------------------------------------------------------------
-----------------------------------------------------------------
   9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING
        PERSON
                                                       2,155,050
-----------------------------------------------------------------
-----------------------------------------------------------------
  10    CHECK  IF  THE  AGGREGATE  AMOUNT  IN ROW  (9)  EXCLUDES
        CERTAIN SHARES*

                                                            [  ]
-----------------------------------------------------------------
-----------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                           8.59%
-----------------------------------------------------------------
-----------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
                                                              CO
-----------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        Columbia Management Advisors, LLC
        94-1687665

-----------------------------------------------------------------
-----------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
-----------------------------------------------------------------
-----------------------------------------------------------------
   3    SEC USE ONLY

-----------------------------------------------------------------
-----------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                        Delaware
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       1,499,350
                  5   SOLE VOTING POWER
   NUMBER OF
     SHARES       6
  BENEFICIALLY
 OWNED BY EACH
   REPORTING      7
  PERSON WITH
                  8
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                      SHARED VOTING POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       2,155,050
                      SOLE DISPOSITIVE POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                      SHARED DISPOSITIVE POWER                 0
-----------------------------------------------------------------
-----------------------------------------------------------------
   9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING
        PERSON
                                                       2,155,050
-----------------------------------------------------------------
-----------------------------------------------------------------
  10    CHECK  IF  THE  AGGREGATE  AMOUNT  IN ROW  (9)  EXCLUDES
        CERTAIN SHARES*

                                                            [  ]
-----------------------------------------------------------------
-----------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                           8.59%
-----------------------------------------------------------------
-----------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
                                                              CO
-----------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

           Analysts International Corp.

Item 1(b). Address of Issuer's Principal Executive Offices:

           3601 West 76th Street
           Minneapolis, MN 55435-3000

Item 2(a). Name of Person Filing:

           Bank of America Corporation
           NB Holdings Corporation
           Bank of America, N.A.
           Columbia Management Group, LLC
           Columbia Management Advisors, LLC

Item 2(b). Address of Principal Business Office or, if None, Residence:

           Each Reporting  Person has its or his principal  business  office at
           100 North Tryon Street,  Floor 25, Bank of America Corporate Center,
           Charlotte, NC 28255.

Item 2(c). Citizenship:

           Bank of America Corporation                   Delaware
           NB Holdings Corporation                  Delaware
           Bank of America, N.A.                    United States
           Columbia Management Group, LLC           Delaware
           Columbia Management Advisors, LLC        Delaware

Item 2(d). Title of Class of Securities:

           Common Stock

Item 2(e). CUSIP Number:

           032681108

Item 3.    If This Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b)
           or (c), Check Whether the Person Filing is a:

           (a)  [  ] Broker or dealer registered under Section 15 of the
           Exchange Act.
           (b)  [  ] Bank as defined in Section 3(a)(6) of the Exchange Act.
           (c)  [ ]  Insurance  company as defined in  Section 3(a)(19)  of the
                Exchange Act.
           (d)  [ ]  Investment  company  registered  under  Section 8  of  the
                Investment Company Act.

           (e)  [   ]   An    investment    adviser    in    accordance    with
           Rule 13d-1(b)(1)(ii)(E).
           (f)  [ ] An employee  benefit plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F).
           (g)  [X] A parent  holding  company or control  person in accordance with Rule 13d-1(b)(1)(ii)(G).
           (h)  [ ] A savings  association  as defined in  Section 3(b)  of the
                Federal Deposit Insurance Act.
           (i)  [ ] A church plan that is excluded  from the  definition  of an investment  company  under Section  3(c)(14) of the  Investment
                Company Act.
           (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box.  [  ]

Item 4.         Ownership:

           With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 5.         Ownership of Five Percent or Less of a Class:

           If this  statement  is being filed to report the fact that as of the date  hereof the  reporting  person has ceased to be the  beneficial owner of more than five  percent of the class of  securities,  check
           the following  [    ].

Item 6.         Ownership of More than Five Percent on Behalf of Another
Person:

           Not applicable.

Item 7.    Identification  and  Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

           With respect to Subsidiary  Identification and  Classification,  see
           Items 5 through 11 of the cover pages to this  Schedule  13G,  which are incorporated herein by reference.

Item 8.         Identification and Classification of Members of the Group:

           Not applicable.

Item 9.         Notice of Dissolution of Group:

           Not applicable.

Item 10.   Certification:

           By signing  below each of the  undersigned  certifies  that,  to the best of such  undersigned's  knowledge  and belief,  the  securities referred to above were not  acquired  and are not for the purpose of or with the effect of  changing  or  influencing  the control of the issuer of the  securities  and were not acquired and are not held in connection with or as a participant in any  transaction  having that purpose or effect.

                                      SIGNATURE

After  reasonable  inquiry  and to the  best  of my  knowledge  and  belief,  I certify that the  information  set forth in this  statement  is true,  complete and correct.

Dated:     January 12, 2007

Bank of America Corporation
Bank of America, N.A.

By:   /s/ William J Mostyn___
      William J Mostyn
      Deputy General Counsel and Corporate Secretary

NB Holdings Corporation

By:   /s/ William J Mostyn___
      William J Mostyn
      Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:   /s/ Keith Banks__
      Keith Banks
      President

                                                                   Exhibit 99.1

                        EXHIBIT 99.1 - JOINT FILING AGREEMENT

      The undersigned  hereby agree that they are filing this statement jointly pursuant  to Rule  13d-1(k)(1).  Each of them  is  responsible  for the  timely
filing  of  such  Schedule  13G  and  any  amendments  thereto,   and  for  the
completeness  and accuracy of the information  concerning such person contained therein;  but none of them is responsible  for the  completeness or accuracy of the  information  concerning the other persons  making the filing,  unless such person knows or has reason to believe that such information is inaccurate.

      In accordance with Rule 13d-1(k)(1)  promulgated under the Securities and
Exchange Act of 1934,  as amended,  the  undersigned  hereby agree to the joint filing  with each  other on behalf  of each of them of to such a  statement  on
Schedule 13G with respect to the common stock of Analysts  International  Corp.
beneficially  owned by each of  them.  This  Joint  Filing  Agreement  shall be included as an exhibit to such Schedule 13G.

Dated:     January 12, 2007

Bank of America Corporation
Bank of America, N.A.

By:   /s/ William J Mostyn___
      William J Mostyn
      Deputy General Counsel and Corporate Secretary

NB Holdings Corporation

By:   /s/ William J Mostyn__
      William J Mostyn
      Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:   /s/ Keith Banks_
      Keith Banks
      President